Sub-Item 77I: Terms of New or Amended Securities

Effective May 20, 2015, the Goldman Sachs Multi-Manager Global Equity Fund and Goldman Sachs Multi-Manager Real Assets Strategy Fund (the Funds) commenced offering Institutional Shares. The terms of the Institutional Shares for the Funds are described in Post-Effective Amendment No. 17 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on May 18, 2015 (Accession No. 0001193125-15-191165), which is incorporated herein by reference.

Effective June 24, 2015, the Multi-Manager International Equity Fund and Multi-Manager U.S. Dynamic Equity Fund (the Funds) commenced offering Institutional Shares. The terms of the Institutional Shares for the Funds are described in Post-Effective Amendment No. 20 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 15, 2015 (Accession No. 0001193125-15-223431).